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                                                                   Exhibit 99.9

                                                        Hanover Direct, Inc.
                                                        1500 Harbor Boulevard
                                                        Weehawken, N.J.
                                                        07087

                                                        201 863 7300



                                                            _______ __, 1997



To Our Shareholders:

         Hanover Direct, Inc. is distributing to the holders of its outstanding Series B Convertible Additional Preferred Stock ("Series B Preferred Stock"), at no cost, Rights to purchase shares of Common Stock in a Rights Offering. Shareholders will receive .5742 Rights for each share of Series B Preferred Stock held by them as of the close of business on [day], __________, 1997. Each whole Right will entitle the holder thereof to a Subscription Privilege to purchase one share of Common Stock at $.90 per share.

         Enclosed herewith is a Subscription Certificate evidencing .5742 transferable Rights for each share of Series B Preferred Stock that you owned at the close of business on [day], _____________, 1997_. Your Rights may be exercised, transferred or sold as explained more fully in the accompanying Instructions. If you choose to exercise your Rights, you must submit payment in full of the Subscription Price and appropriate documentation to the Subscription Agent no later than 5:00 p.m., New York City time, on [day], _______, 1997.

         The enclosed Prospectus provides the details of the Rights Offering and important information concerning the Company and the Common Stock being offered. Please read it carefully.

         YOU ARE URGED TO ACT PROMPTLY. THE RIGHTS OFFERING AND THE RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [DAY],________, 1997.

                                       Very truly yours,



                                       RAKESH K. KAUL
                                       President and Chief Executive Officer